Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

Rashida LaLande (“Executive”) has been employed by The Kraft Heinz Company (“Kraft Heinz” or “the Company”) as Executive Vice President, Chief Legal & Corporate Affairs Officer. Since Executive’s employment with the Company is ending, Kraft Heinz has offered Executive benefits as set forth in this Agreement, certain of which benefits are greater than what Executive is entitled to receive, and Executive has decided to accept Kraft Heinz’s offer. In accordance with the foregoing, Executive and Kraft Heinz both agree and promise as follows:

1.Executive’s employment with Kraft Heinz will end on August 2, 2024 (“Separation Date”), however, she will remain with the Company as an advisor for a transition period through the completion of certain agreed strategic projects through August 31, 2024.

2.Executive’s health and dental benefits will end on the Separation Date. Beginning with the first day following the Separation Date, Executive may elect to continue coverage for herself and her enrolled dependents for up to eighteen (18) months through COBRA. Kraft Heinz will provide one (1) month of Company-paid COBRA (i.e., medical/RX drug and dental coverage) for Executive and her enrolled dependents. “Company-paid” is defined as the employer’s portion of the premium for such coverage including the COBRA administration fee. Executive will continue to pay her current premium charged for such coverage. Be advised that Vision is excluded from Company-paid COBRA coverage as it is not a company-subsidized plan. Executive will have the opportunity to elect vision coverage and pay for it at her expense. If Executive becomes eligible for other group coverage during the 1-month Company subsidized COBRA period, Executive will need to notify the Kraft Heinz Benefits Center as she will no longer be eligible for the subsidy.

3.Kraft Heinz will pay Executive for all unused 2024 PTO days (excluding carryover days) accrued as of the Separation Date, less applicable deductions, to be paid within thirty (30) days after the Separation Date.

4.Although Executive will be ineligible for a 2024 Performance Bonus Plan (“PBP”) payment as of the Separation Date, provided she signs, returns and does not revoke this Agreement, Employee will receive a one-time lump sum payment in lieu of a 2024 prorated bonus, calculated based the number of full months worked from January 1, 2024 through the Separation Date, Executive’s 2024 annual salary and bonus target percentage, her final 2024 “size of pie” results and assuming a 100% MBO score. This payment will not be eligible for any benefit deductions or pension contributions and will be paid on the regularly schedule PBP payout date in Q1 2025.

5.By participating in Kraft Heinz’s 2022 Bonus Swap Program and 2023 Bonus Investment Plan, Executive was granted Matching Restricted Stock Units and dividend accrual shares from the Company pursuant to the applicable Matching Restricted Stock Unit Award Agreements (the “Matching RSUs”). As of the Separation Date, the Matching RSUs granted to Executive on March 1, 2022 for 18,855 shares will be 66.67% vested for 14,021 shares (including dividend accrual shares), and the Matching RSUs granted to Executive on March 1, 2023 for 16,599 shares will be 33.33% vested for 5,917 shares (including dividend accrual share).

6.The Company represents that the equity treatment outlined in the Paragraph 5 above is offered pursuant to the applicable Omnibus Incentive Plans and Award Agreements and has been approved by the Human Capital & Compensation Committee of the Kraft Heinz Board of Directors. The administrative time it takes to complete these transactions may be up to 8 weeks from the Separation Date and any transactions related to shares or options will be handled through Fidelity Stock Plan Services. Please contact LTI@kraftheinz.com with any questions or concerns.

7.Executive agrees to return all company property in her possession, including documents (manuals, notes, handbooks), Company-provided laptops, computers, cell phones, wireless devices and or other equipment or property she has used during her employment with Kraft Heinz, at the end of the consultation period.

8.Executive acknowledges that the services she has rendered to Kraft Heinz are of a special character having a unique value to Kraft Heinz, and that she has received specialized training and been given access to, or has been responsible for the development of (i) some of Kraft Heinz’s most sensitive and valuable confidential information, (ii) Kraft Heinz’s business habits, needs, pricing policies, purchasing policies, profit structures, and margins, (iii) Kraft Heinz’s relationship with its customers, their buying habits, special needs, and purchasing policies, (iv) Kraft Heinz’s relationship with its suppliers, licensees, licensors, vendors, consultants, and independent contractors, their pricing habits, and purchasing policies, (v) Kraft Heinz’s pricing policies, purchasing policies, profit structures, and margin needs, (vi) the skills, capabilities and other employment-related information relating to Kraft Heinz’s employees, and/or (vii) other matters of which Executive would not otherwise know and that is not otherwise readily available.

Executive acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, the non-competition, non-solicitation and non-interference provisions contained in the Award Agreements applicable to the non-forfeited RSU Awards referenced herein (collectively, the “Restrictive Covenants Agreements”) remain in full force and effect, that she remains bound by the Restrictive Covenants Agreements and that they are hereby incorporated by reference.

9.Executive acknowledges that during the course of her employment with Kraft Heinz, she received “Confidential Information”, with Confidential Information meaning information that was: (i) disclosed to or known by Executive as a consequence of or through her employment with Kraft Heinz; (ii) not publicly available and/or not generally known outside of Kraft Heinz; and (iii) that relates to the business and development of Kraft Heinz. Without in any way limiting the foregoing and by way of example, Confidential Information includes: all non-public information or trade secrets of Kraft Heinz or its affiliates that gives Kraft Heinz or its affiliates a competitive business advantage, the opportunity of obtaining such advantage or disclosure of which might be detrimental to the interests of Kraft Heinz or its affiliates; information regarding Kraft Heinz’s or its affiliates’ business operations, such as financial and sales data (including budgets, forecasts and historical financial data), operational information, plans and strategies; business and marketing strategies and plans for various products and services; information regarding suppliers, consultants, employees, and contractors; technical information concerning products, equipment, services, and processes; procurement procedures; pricing and pricing techniques; information concerning past, current and prospective customers, investors and business affiliates; plans or strategies for expansion or acquisitions; budgets; research; trading methodologies and terms; communications information; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and Kraft Heinz files, physical or electronic documents, equipment, and proprietary data or material in whatever form including all copies of all such materials.

Confidential Information does not include any of Executive’s expertise, experience, and knowledge gained throughout her career that falls outside of the three-pronged definition in the first sentence above. Executive agrees that she will not communicate or disclose any Confidential Information to any third party, or use it for her own account, without the written consent of Kraft Heinz. For the avoidance of doubt, nothing in this Agreement or any agreement with, or policy of, the Company restricts or impedes Executive from providing truthful information to governmental or regulatory bodies, including Executive’s right to make disclosures under the whistleblower provisions of federal law or regulation.

10.Executive agrees to keep the amount, terms and substance of this Agreement confidential, and that she will not disclose the amount, terms and/or substance of this Agreement or matters out of which it arises to anyone, except her spouse or partner, her financial advisors, her attorneys, or as may be required by law. If Executive discloses the existence of this Agreement to any of the forgoing, she agrees to advise them of the confidentiality of the Agreement and will instruct that person not to disclose the amount, terms, and/or substance of it to anyone. If Executive is asked about this Agreement, she agrees to limit her response to the following statement only: "The matter has been settled to the mutual satisfaction of all parties and that is all that I can say about it.” Kraft Heinz agrees that it will only communicate information about the contents of this Agreement as is necessary to auditors, attorneys, accountants, managers and other employees of Kraft Heinz or its affiliate companies, who require the information in the normal course of business, or where disclosure may be required by law or by judicial or administrative process or order. Kraft Heinz will instruct all such persons to keep the terms of this Agreement confidential.

11.Executive agrees that she will not make or otherwise communicate any malicious, disparaging, or defamatory remarks about Kraft Heinz or its affiliate companies, including, but not limited to, comments about Executive’s employment with or cessation of employment with Kraft Heinz, or any of its products, services, business or employment practices in effect as of the date of the Agreement. Further, Executive agrees that she will not make or authorize to be made any written or oral statement that may disparage or damage the reputation of Kraft Heinz. This Paragraph equally applies to statements made by Executive under any other identifier she may use for electronic/web-based communications and postings (e.g., email, Facebook, blogs, JobVent, etc.). This Paragraph does not prohibit Executive from making truthful statements while cooperating with a governmental investigation, communicating with a government agency, or testifying under oath.

Kraft Heinz agrees that it will not authorize any executive, manager or representative of Kraft Heinz to make any written or oral statement that may disparage or damage the reputation of Executive, including without limitation, any electronic or print news media or other publications that would disparage the reputation, image, good will or commercial interests of Executive. This Paragraph does not prohibit Kraft Heinz executives, managers and/or representatives from making truthful statements while cooperating with a governmental investigation, communicating with a government agency or otherwise testifying under oath.

12.    Executive agrees to fully cooperate with Kraft Heinz and its affiliated and parent companies in any inquiry, investigation, litigation or potential litigation arising out of any matter in which she was involved during her employment. Executive will make herself reasonably available to provide support in such matters, including but not limited to by meeting with and providing information to Kraft Heinz’s counsel, preparing to testify, testifying at deposition, trial or hearing, and performing other similar services in connection with such matters as required by Kraft Heinz or its affiliated and parent companies or their counsel, subject to and scheduled in accordance with Executive’s other commitments. Kraft Heinz will reimburse Executive for reasonable and appropriate business expenses incurred by Executive in connection with such cooperation, including a reasonable hourly rate for her services.

13.     In the event either Executive or Kraft Heinz contests the interpretation or application of any of the terms of this Agreement or any asserted breach of this Agreement, the complaining party shall notify the other in writing of the provision that is being contested. If the parties cannot satisfactorily resolve the dispute within thirty (30) days, the matter will be submitted to arbitration. An arbitrator will be chosen pursuant to the American Arbitration Association’s (“AAA”) Employment Arbitration Rules and Mediation Procedures from a panel submitted by the AAA and the hearing shall be held in Chicago, Illinois. The arbitrator’s fees, expenses, and filing fees shall be borne equally by Executive and Kraft Heinz. The arbitrator shall issue a written award which shall be final and binding upon the parties. Notwithstanding the foregoing, Executive and Kraft Heinz understand and agree that nothing shall prevent the Company from seeking and obtaining injunctive relief in federal or state court in the event of a breach or threatened breach of the restrictive covenants and confidentiality obligations set forth in this Agreement or the Restrictive Covenant Agreements.

14.    This Agreement and the benefits paid pursuant to its terms are intended to be exempt from or compliant with the provisions of Code Section 409A, to the extent that the payments and benefits due under this Agreement are subject to Code Section 409A, and the terms of this Agreement shall be interpreted, administered and construed consistent therewith. In the event that any compensation or benefits provided for by this Agreement or any related plans may result in penalties or accelerated recognition of taxable income under Code Section

409A, Kraft Heinz will, in agreement with Executive, modify the Agreement in the least restrictive manner necessary in order, where applicable, (i) to exclude such compensation from the definition of “deferred compensation” within the meaning of Code Section 409A, or (ii) to comply with the provisions of Code Section 409A, other applicable provision(s) of the Code, and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and to make such modifications, in each case, without any diminution in the value of the payments to be paid or benefits to be provided to Executive pursuant to this Agreement or plans to which this Agreement refers. To the extent Executive would otherwise be entitled to any payment that under this Agreement, or any plan or arrangement of the Company or its affiliates, constitutes “deferred compensation” subject to Section 409A, and that if paid during the six months beginning on the Separation Date would be subject to the Section 409A additional tax because Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment, together with any earnings on it, will be paid to Executive on the earlier of the six-month anniversary of the Separation Date or Executive’s death. In addition, any payment or benefit due upon a termination of Executive’s employment that represents “deferred compensation” subject to Section 409A shall be paid or provided to Executive only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Each payment under this Agreement shall be deemed to be a separate payment for purposes of Section 409A.

15.    Executive is aware of her legal rights concerning her employment with and separation from Kraft Heinz. Executive represents that she has not filed any complaints of any kind whatsoever with any local, state, federal, or governmental agency or court against Kraft Heinz based upon, or in any way related to, her employment with or separation from Kraft Heinz. Executive further represents that she understands that the monetary payments and other benefits provided for in this Agreement constitutes a full and complete satisfaction of any claims, asserted or unasserted, knowing or unknown, that she has or may have against Kraft Heinz or an affiliate. Accordingly, in exchange for the monetary payments and other benefits provided for in this Agreement, which Executive acknowledges is greater than any payments and benefits that she would be entitled to receive absent this Agreement, Executive individually and on behalf of her spouse/partner, heirs, successors, legal representatives and assigns hereby unconditionally releases, dismisses, and forever discharges The Kraft Heinz Company (formerly known as H.J. Heinz Holding Corporation) and Kraft Heinz Foods Company (formerly known as the H.J. Heinz Company and the successor to Kraft Foods Group, Inc.), and each of their respective predecessors, successors, parents, subsidiaries, affiliated corporations, limited liability companies and partnerships, and all of their past and present shareholders, employee benefit plans and their administrators, officers, directors, fiduciaries, employees, assigns, representatives, agents, and counsel (collectively the “Released Parties”) from any and all claims, demands, liabilities, obligations, agreements, damages, debts, and causes of action arising out of, or in any way connected with, Executive’s employment with or separation from Kraft Heinz or any of the Released Parties. This waiver and release includes, but is not limited to, all claims and causes of action arising under or related to Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Civil Rights Act of 1866; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974, as amended; the Sarbanes-Oxley Act of 2002; the Older Workers Benefit Protection Act of 1990; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the National Labor Relations Act; all state and federal statutes and regulations; any other federal, state or local law; all oral or written contract rights, including any rights under any Kraft Heinz incentive plan, program, or labor agreement; and all claims arising under common law including breach of contract, tort, or for personal injury of any sort, or any other legal theory, whether legal or equitable (excepting those claims that cannot be waived by law and rights to indemnification under applicable corporate law, under the by-laws or certificate of incorporation of any Released Party or as an insured under any director’s and officer’s liability insurance policy now or previously in force).

Nothing in this Agreement is intended to interfere with the protected right to file a charge, report unlawful employment practices or criminal conduct or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board or other governmental or administrative agency. Executive acknowledges, however, that she is waiving her right to any monetary recovery or relief in connection with any charge or to file an individual or class action lawsuit against the Released Parties individually and collectively. Notwithstanding anything herein to the contrary, nothing in this Agreement prohibits

Executive from seeking and obtaining a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act. Moreover, nothing in this Agreement limits Executive’s right to receive a statutory award for information provided to the Securities and Exchange Commission.

16.    By signing below, Executive acknowledges that she has thoroughly read this Agreement and that she has full understanding and knowledge of its terms and conditions. Executive also acknowledges that she has been advised to consult an attorney prior to executing this Agreement and that she was provided up to twenty-one (21) days to consider the terms of this Agreement. Executive understands that if she signs this Agreement, she may revoke this Agreement within seven (7) days after she signs it, in which case this Agreement will not go into effect and Executive will not receive the payments or benefits that are being provided by this Agreement. Executive also understands that if she does not revoke this Agreement within seven (7) days after she signs it, this Agreement will become complete, final and binding on Executive and Kraft Heinz.

17.    This Agreement sets forth the entire agreement between Kraft Heinz and Executive and fully supersedes any and all prior agreements and understandings between them pertaining to the subject matter of this Agreement. Kraft Heinz and Executive agree that no change to or modification of this Agreement shall be valid or binding unless it is in writing and executed by them.

18.    If any part of this Agreement is held to be invalid or unenforceable, the remaining parts will remain fully enforceable. This Agreement will be governed by the laws of Illinois.

19.    Executive understands and agrees that (i) this Agreement is executed by Kraft Heinz on its own behalf and on behalf of each of its parents, subsidiaries, affiliates, successors, or assignees, (ii) that Executive’s obligations under this Agreement shall apply equally to Kraft Heinz and each of Kraft its parents, subsidiaries, affiliates, successors, or assignees, and (iii) that such entities may enforce this Agreement in their own name as if they were parties to this Agreement. Executive understands and agrees that this Agreement will be binding upon her heirs, executors, assigns, administrators, agents, and other legal representatives, and is made and will be for the benefit of Kraft Heinz, its parents, subsidiaries, affiliates, successors, and assignees. Without limiting the foregoing, Executive hereby agrees that the Company may assign this Agreement and its rights and obligations under this Agreement, without the need to obtain any further agreement on Executive’s part, to any successor to any of the Company’s assets or interests, whether by assignment, merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise. Without limiting the foregoing, it is the parties’ intention that each of the Released Parties are third party beneficiaries to this Agreement and that each of the Released Parties can legally enforce this Agreement.

/s/ Rashida La Lande	Date: 8/5/2024
Rashida LaLande

ACCEPTED FOR THE KRAFT HEINZ COMPANY

By: /s/ Melissa Werneck
Title: Global Chief People Officer
Date: 8/5/2024

I received this Separation Agreement and General Release on August 5, 2024. Initials: RL